Agreement to Amend and Restate Secured Convertible Debentures

This Agreement to Amend and Restate Secured Convertible Debentures, dated as of January 31, 2009, is by and between Compliance Systems Corporation, a Nevada corporation (“Borrower”), and Agile Opportunity Fund, LLC, a Delaware limited liability company “Lender”).

WHEREAS, pursuant to that certain Securities Purchase Agreement, dated as of May 6, 2008 (the “Securities Purchase Agreement”), between Borrower and Lender, amongst other matters, Borrower sold and issued to Lender, and Lender purchased and received from Borrower, (a) a Secured Convertible Debenture of Borrower, dated May 6, 2008, in the principal amount of $300,000, payable to Lender and maturing on November 6, 2009 (the “Initial Debenture”), and (b) a second Secured Convertible Debenture of Borrower, dated September 2, 2008, in the principal amount of $300,000, payable to Lender and maturing on November 6, 2009 (the “Additional Debenture” and, collectively with the Initial Debenture, the “Agile Debentures”);

WHEREAS, Borrower has requested, and Lender has agreed, that each of the Agile Debentures be amended to allow for the Borrower to cure any default prior to the declaration of an “Event of Default” under either of the Agile Debentures.

NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein, and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged by each of the parties to this Agreement, the parties agree as follows:

1.           Amendment of the Agile Debentures.  (a) Paragraph (a) of Section 7 of each of the Agile Debentures is, effective as of the date of this Agreement, amended (the “Default Amendment”) to read as follows:

(a)           In the event that any of the following events shall occur (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):
(i)           Any default in the payment of the principal of, interest on or other charges in respect of this Debenture, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise);
(ii)           The Borrower or any subsidiary of Borrower as listed on Schedule 2.7 of the Securities Purchase Agreement (each, a “Subsidiary”) shall fail to observe or perform any other material covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of this Debenture or any Loan Document to which it is a party;

(iii)           The Borrower or any Subsidiary, shall commence, or there shall be commenced against the Borrower or any Subsidiary any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Borrower or any Subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or Subsidiary or there is commenced against the Borrower or Subsidiary any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Borrower or Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or Subsidiary suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Borrower or Subsidiary makes a general assignment for the benefit of creditors; or the Borrower or Subsidiary shall fail to pay or shall state that it is unable to pay or shall be liable to pay, its debts as they become due or by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Borrower or Subsidiary for the purpose of effecting any of the foregoing; or
(iv)           The Borrower or any Subsidiary shall default (subject to all applicable cure periods) in any of its secured obligations under any other debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any leasing or factoring arrangement of the Borrower, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, then, and in any such event, a default by Borrower shall be deemed to occur under this Debenture, which, unless such default is cured (in the case of clause (i) or (ii) of this paragraph (a) only) by Borrower within five business days from delivery of notice (an “Event of Default Notice”) to Borrower of such default, shall be deemed, for the purposes of this Agreement, to be an “Event of Default.”

(b)           Section 9 of each of the Agile Debentures is, effective as of the date of this Agreement, amended (the “Notice Amendment”) to add the following final sentence:

Notwithstanding anything to the contrary contained in the immediately preceding sentence, an Event of Default Notice may be given by Lender to Borrower via e-mail addressed to: barry@callcompliance.com and shall be deemed given, if prior to 4:00 p.m. New York City time on a business day, on the date of transmission or, if delivered after 4:00 p.m. New York City time on a business day or at any time on a nonbusiness day, on the immediately following business day.

2.           Exchange of Agile Debentures for Amended and Restated Agile Debentures.

(a)           No later than two business days following the execution of this Agreement by both of Borrower and Lender, Lender shall deliver to Borrower the originally executed Initial Debenture and Additional Debenture in exchange for Borrower delivering to Lender an (i) originally executed Amended and Restated Secured Convertible Debenture (the “Restated Initial Debenture”) identical in form and content (including, but not limited to, the date and principal amount) as the Initial Debenture, except that (x) paragraph (a) of Section 7 of the Restated Initial Debenture shall be rewritten to give effect to the Default Amendment and (y) paragraph 9 of the Restated Initial Debenture shall be rewritten to give effect to the Notice Amendment, and (ii) originally executed Amended and Restated Secured Convertible Debenture (the “Restated Additional Debenture”) identical in form and content (including, but not limited to, the date and principal amount) as the Additional Debenture, except that (x) paragraph (a) of Section 7 of the Restated Amended Debenture shall be rewritten to give effect to the Default Amendment and (y) Section 9 of the Restated Amended Debenture shall be rewritten to give effect to the Notice Amendment.

(b)           Notwithstanding the provisions of paragraph (a) of this section 2, the failure to exchange the Agile Debentures for the Restated Initial Debenture and Restated Additional Debenture shall not, in any manner, effect the applicability of the Amendment.

3.            Miscellaneous.

(a)           Fees and Expenses.  Borrower shall pay all of the reasonable costs and expenses of both Borrower and Lender in connection with the negotiation, execution and performance of this Agreement, including, but not limited to, the fees and expenses of counsel to Lender.

(b)           Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(c)           Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

(d)           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(e)           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(f)           Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally (against written receipt therefor), one business day following the business day on which such notice is forwarded by overnight courier, or two business days following the business day of deposit in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page hereto, or as subsequently modified by written notice, and, if to the Investor, with a copy to Westerman Ball Ederer Miller and Sharfstein, LLP, 170 Old Country Road, Suite 400, Mineola, New York 11501, Attn: Alan Ederer, Esq. and, if to the Company, with a copy to Moritt Hock Hamroff & Horowitz, 400 Garden City Plaza, Garden City, New York, 11530 Attn: Dennis O’Rourke, Esq.

(g)           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first indicated above.

Compliance Systems Corporation

By:	/s/ Barry M. Brookstein
Barry M. Brookstein
Chief Financial Officer

Agile Opportunity Fund, LLC

By:	/s/ David Propis
David Propis
Managing Member